IVAN AVERBUCH







                                                  February 25, 1998



To the Board of Directors
  of Pride Automotive Group, Inc.

                  Re:      Resignation

Gentlemen:

                  This letter will serve as my resignation from the Board of Directors as a Director of Pride Automotive Group, Inc. effective February 25, 1998.

                                                  Very truly yours,


                                                  /s/ Ivan Averbuch
                                                  Ivan Averbuch